Exhibit 10.1

Confidential Materials omitted and filed separately with the
Securities and Exchange Commission.  Asterisks denote omissions.

CONSUMER GENOMICS AND HAP™ TECHNOLOGY LICENSE
AGREEMENT

BETWEEN

SCIONA LIMITED

AND

GENAISSANCE PHARMACEUTICALS, INC.

17 November 2003

EXECUTION COPY

CONSUMER GENOMICS AND HAP™ TECHNOLOGY LICENSE AGREEMENT

THIS AGREEMENT, effective as of November 17, 2003 (the “Effective Date”), between SCIONA LIMITED, a corporation duly organized and existing under the laws of United Kingdom, and having its principal place of business at 25 Broadmarsh Business and Innovation Centre, Harts Farm Way, Havant Hampshire, PO9 1HS, United Kingdom; and GENAISSANCE PHARMACEUTICALS, INC., a corporation duly organized and existing under the laws of the State of Delaware, and having its principal place of business at Five Science Park, New Haven, Connecticut 06511.

WITNESSETH:

WHEREAS, Sciona has developed a fully integrated solution for providing personalized well-being advice and formulations based on established genotype-phenotype links; and

WHEREAS, Genaissance has developed a fully integrated solution for connecting genomic variation to phenotypes, which is known as HAP™ Technology, and which combines Genaissance’s proprietary HAP™ Database of proprietary gene polymorphisms, including specific single nucleotide polymorphism (SNPs) and haplotype markers, known as HAP™ Markers, the DecoGen® Informatics System, Genaissance’s dedicated clinical genotyping facilities, and Genaissance’s genetic association expertise (as such capitalized terms and other capitalized terms are hereinafter defined); and

WHEREAS, Genaissance is interested in the exploitation of the HAP Technology for consumer genomics and research projects to identify new genetic links in the consumer genomics area; and

WHEREAS, Sciona and its Affiliates are interested in obtaining access to the HAP Technology and related genetic association expertise for use in developing genetic tests containing HAP Markers for use by consumers in selecting Consumer Products and in making lifestyle choices; and

WHEREAS, Sciona is interested in using Genaissance as its exclusive provider of genotyping services to support sales of genetic tests containing HAP Markers, and as its preferred provider of genotyping services to support sales of certain other genetic tests, in each case in North America and other territories in which Genaissance has an appropriately qualified laboratory; and

WHEREAS, Genaissance is willing to grant Sciona access to its HAP Technology, and to provide such genotyping services, as well as certain support services, all upon the terms and conditions set forth below; and

WHEREAS, Genaissance and Sciona also wish to collaborate to discover HAP Marker associations and to sell HAP Marker association delivery services;

NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the Parties hereto mutually agree as follows:

1.                                      DEFINITIONS.

1.1                               “Affiliate” shall mean any corporation or other entity that directly or indirectly controls, is controlled by or is under common control with a Party.  A corporation or other entity shall be regarded as in control of another corporation or entity if it owns or directly or indirectly controls more than fifty percent (50%) of the outstanding voting stock or other ownership interest of the other corporation or entity, or if it possesses, directly or indirectly, the power to manage, direct or cause the direction of the management and policies of the corporation or other entity or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.  Any such other relationship as in fact results in actual control over the management, business and affairs of a corporation or other entity shall also be deemed to constitute control.  Each of Prelude Trust plc and Abbey National Treasury Services Overseas Holding are expressly excluded from the definition of Sciona’s “Affiliates”.

1.2                               “Agreement” means this document, together with all Exhibits and Schedules hereto.

1.3                               “Confidential Information” means (a) all proprietary materials, data, know-how (including Know-How) or other information received by a Party or its Affiliates from the other Party or its Affiliates in connection with the performance of this Agreement (and which, in the case of Sciona and its Affiliates as recipient, shall include the HAP Database and all information contained therein related to HAP Markers and their associations and the DecoGen Informatics System), and (b) all other materials, data, know-how or other information disclosed or supplied by or on behalf of either Party or its Affiliates and identified as “Confidential” or “Proprietary.”

1.4                               “Consumer Product” shall mean any product or service, other than a Prescription Product or a Medical Diagnosis Product, that is directly or indirectly marketed, sold or provided to consumers in a manner that indicates such product or service is intended for use in a Consumer Products Market.

1.5                               “Consumer Products Market” shall mean personal, family or household purposes, including over-the-counter medicines, cosmetics, fragrances, vitamins and supplements, foods, and beverages.

1.6                               “Control” or “Controlled” means with respect to any Know-How, Patent Right or other intellectual property right, the possession (whether by license, other than pursuant to this Agreement, or ownership) by a Party or its Affiliates of the ability to grant to the other Party or its Affiliates access and/or a license as provided herein without violating the terms of any agreement or other arrangement with any Third Party pursuant to which the relevant Party or its Affiliates derive their right, title or interest in such intellectual property, and provided that the terms of such Third Party agreement or arrangement are not entered into for the primary purpose of avoiding or restricting any liability or obligation arising under this Agreement.

1.7                               “DecoGen® Informatics System” or “DecoGen Informatics System” shall mean the system that permits access to the HAP Database and includes the DecoGen® Data Manager Software and DecoGen® Browser Software and any associated user manuals, whether existing on the Effective Date (as described in Exhibit 1.7) or developed by Genaissance during the Access Period and Controlled by Genaissance.  For the avoidance of doubt, the DecoGen Informatics System does not include (a) any source code, or (b) Third Party software that Sciona or its Affiliates have independently of Genaissance licensed from a Third Party.

1.8                               “Dual-Purpose Product” shall mean any Consumer Product that includes a HAP Marker Genetic Test that may be used by a Licensed Healthcare Practitioner to make a medical diagnosis for human subjects.

1.9                                                                               “Field of Use” shall mean the (a) discovery of HAP Marker Associations and (b) the development, manufacturing, marketing and selling of HAP Marker Genetic Tests, in each case, solely for use by Sciona, Affiliates of Sciona, and other Permitted Sciona Partners in the development, manufacturing, marketing and selling of (i) Consumer Products and (ii) Dual-Purpose Products to the extent that such products are (or, in the case of products in development or manufacture, are intended to be) marketed and sold by Sciona and Permitted Sciona Partners solely as Consumer Products, provided however, that Genaissance retains the right to enter into Permitted Third Party Agreements.  The Field of Use explicitly excludes the use of HAP Marker Genetic Tests in the discovery, development, manufacture, marketing, selling or prescribing of Medical Diagnosis Products, Prescription Products, or, to the extent intended for uses other than as a Consumer Product, Dual Purpose Products, and is subject to rights granted by Genaissance to Third Parties under agreements that exist as of the Effective Date and are listed in Exhibit 1.9.

1.10                        “First Commercial Sale” shall mean the first sale for use or consumption by the general public of a Genetic Test in a country.

1.11                        “Genaissance” shall mean Genaissance Pharmaceuticals, Inc.

1.12                        “Genaissance Know-How” shall mean any Know-How Controlled by Genaissance as of the Effective Date or during the Access Period, including, without limitation, any data on the sequence, frequency and distribution of HAP Markers and other information contained in the HAP Database.

1.13                        “Genaissance Patent Rights” shall mean, individually and collectively, the HAP Marker Patent Rights and the HAP Marker Association Patent Rights.

1.14                        “Genaissance Territory” shall mean any country or geographic region for which Genaissance operates a laboratory that meets all material technical requirements reasonably requested by Sciona (or its Affiliates) for performing the Genetic Tests.

1.15                        “Gene” means a nucleic acid sequence (including allelic variations thereof) that (a) contains the sequence information for the transcription, translation or amino acid sequence of a designated protein, and (b) satisfies the criteria set forth in Exhibit 1.17 hereto.

1.16                        “Genetic Tests” shall mean individually and collectively the HAP Marker Genetic Tests and the Sciona Genetic Tests.

1.17                        “HAP™ Database” or “HAP Database” shall mean Genaissance’s proprietary database containing annotated data on the sequence, frequency and distribution of polymorphisms and HAP Markers discovered from analysis of genetic material contained in the Index Repository, as more fully described in Exhibit 1.17 hereto.

1.18                        “HAP™ Marker” or “HAP Marker” shall mean any human polymorphism or human haplotype that is present in the HAP Database at any time during the Access Period.  The term HAP Marker shall not include any polymorphism or haplotype that is obtained independently by Sciona without access to the HAP Database or use of its contents, as evidenced by contemporary written documents.

1.19                        “HAP Marker Association” shall mean an association between a Phenotype and a specific HAP Marker or combination of HAP Markers, including associations arising out of the activities described in Article 3.  The term HAP Marker Association shall not include any association between a Phenotype and a specific HAP Marker or combination of HAP Markers that is obtained independently by Sciona without access to the HAP Database or use of its contents, as evidenced by contemporary written documents.

1.20                        “HAP Marker Association Patent Rights” shall mean Patent Rights claiming any HAP Marker Association or use thereof.

1.21                        “HAP Marker Genetic Test” shall mean a genetic test that is designed for and intended for use in detecting the presence or absence of one or more HAP Markers in a human individual, which test may be designed and intended for additional uses.

1.22                        “HAP Marker Patent Rights” shall mean Patent Rights claiming any HAP Markers, combination of HAP Markers or in each case, use thereof.

1.23                        “Healthcare Practitioner” shall mean any provider of health related advice or services to humans, including medical doctors, dentists, optometrists, psychologists, physician assistants, nurses, nurse practitioners, dieticians, genetic counselors, physical therapists and personal fitness trainers.

1.24                        “Index Repository” means Genaissance’s proprietary collection of immortalized cell lines established from unrelated and related individuals from various geographical origins and from members of extended families.

1.25                        “Know-How” shall mean proprietary data, information, inventions, practices, methods, knowledge, know-how, trade secrets, processes, formulas, assays, skills, experience, techniques, results of experimentation and testing, including clinical test data, analytical and quality control data, regulatory submissions, copyrights, and other intellectual property of any kind, not covered by claims of any Patent Rights, in each case owned or Controlled by either Party or its Affiliates.

1.26                        “Licensed Healthcare Practitioner” shall mean any Healthcare Practitioner who is licensed or authorized under the laws and regulations of a country (or other applicable jurisdiction) to order Prescription Products or Medical Diagnosis Products for humans.

1.27                        “Medical Diagnosis Product” shall mean any diagnostic product or procedure that is intended for use in making a specific medical diagnosis for human subjects, which use is lawful under applicable laws or regulations or eligible for reimbursement by a governmental body or health care payor in each case only if such use is prescribed by a Licensed Healthcare Practitioner (in his/her capacity as such).

1.28                        “Net Revenues” shall mean collectively: (a) Net Sales; (b) all revenues received by Sciona and its Affiliates from Third Parties (including Permitted Sciona Partners) in respect of the sale of [**] or other products or services that are sold or otherwise provided by Sciona or its Permitted Sciona Partners in connection with [**]; and (c) all other revenue and consideration received by Sciona and its Affiliates from Third Parties (including Permitted Sciona Partners) in respect of [**], including [**].  For the avoidance of doubt, revenues and other consideration received by Sciona and its Affiliates hereunder shall include consideration in any form, including any license or distribution signing fee, any license or distribution maintenance fee, minimum royalty payments, lump sum payments and earned royalties, and shall also include research and development funding and any consideration received for an equity interest in, or other investment in Sciona (or an Affiliate) to the extent such research and development funding or consideration is given as part of the same transaction or related series of transactions with, and exceeds that which would have been received in the absence of, the grant of the sublicense or other rights hereunder.

1.29                        “Net Sales” shall mean the gross sales revenues invoiced by Sciona and its Affiliates on the sale, transfer, disposition or other provision of HAP Marker Genetic Tests, less the following customary deductions: (i) normal and customary trade, cash and other discounts, allowances and credits; (ii) credits or allowances actually granted for damaged goods, returns or rejections; (iii) sales or similar taxes that are included in the billing amount; (iv) freight, postage, shipping, customs duties and insurance charges that are included in the billing amount and (v) actual bad debts.  The transfer or sale of HAP Marker Genetic Tests by Sciona to an Affiliate of

Sciona shall not be considered a sale, but in such case, Net Revenues shall be determined based on the invoiced sales price by the Affiliate to its Third Party customer, less the deductions allowed under this Section 1.29.

1.30                        “Patent Rights” shall mean patents, patent applications or supplementary protection certificates (SPCs) that are owned or Controlled by a Party or its Affiliates.

1.31                        “Party” means Genaissance or Sciona, as the case may be, and “Parties” means Genaissance and Sciona.

1.32                        “Permitted Sciona Partner” shall mean any (a) Affiliate, (b) any Third Party that is granted a sublicense by Sciona as permitted pursuant by Section 2.1(c) in its capacity as such sublicensee; and (c) any other Third Party that is granted distribution rights (or other rights to purchase for resale) with respect to HAP Marker Genetic Tests in its capacity as such distributor; provided, that Sciona may not grant any Third Party sublicense or distribution rights hereunder (other than with the prior written consent of Genaissance) if Genaissance already has entered into an agreement with such Third Party or its Affiliates, which agreement includes a license to HAP Markers for use in the discovery, development, manufacturing, marketing or selling of, or other activities relating to, Dual-Purpose Products, Prescription Products or Medical Diagnosis Products.

1.33                        “Permitted Third Party Agreement” shall mean an agreement that (a) is entered into after the Effective Date by Genaissance and a Third Party who is engaged in the business of discovering, developing, manufacturing, marketing or selling of Prescription Products or Medical Diagnosis Products and (b) grants the Third Party a license to use the HAP Database, the HAP Markers or the DecoGen Informatics System (the “Licensed Technology”) in a field of use that includes the development, manufacturing, marketing and selling of Consumer Products and one or more of Prescription Products or Medical Diagnosis Products, provided, however, that (i) Genaissance reasonably believes the Third Party intends to use the Licensed Technology to discover, develop, manufacture, market or sell a Prescription Product or a Medical Diagnosis Product, and (ii) if the Third Party seeks to partner with Genaissance or an Affiliate of Genaissance to develop, manufacture, market or sell a Consumer Product, then Genaissance will not agree to be such a partner unless the Third Party agrees that Genaissance may use Sciona as Genaissance’s exclusive partner for Consumer Products (and, for the avoidance of doubt, Sciona shall have the right to require Genaissance to so partner with Sciona on an exclusive basis).  For the avoidance of doubt, any such partnering arrangement will be subject to Sciona’s and Genaissance’s rights and obligations under Section 2.4, Section 2.5 and Article 3 of this Agreement.

1.34                        “Phenotype” shall mean (a) an individual’s response to any substance or treatment, including Consumer Products and Prescription Products, or (b) the presence of, or susceptibility for, any disease or condition.

1.35                        “Prescription Product” shall mean any therapeutic product or therapeutic treatment that generally requires a prescription by a Licensed Healthcare Practitioner under applicable laws or regulations or is eligible for reimbursement by a governmental body or a health care provider only if prescribed by a Licensed Healthcare Practitioner.

1.36                        “Sciona” or “Sciona Ltd.” shall mean Sciona Ltd.

1.37                        “Sciona Genetic Test” shall mean any genetic test other than a HAP Marker Genetic Test that (a) is developed, marketed or sold solely by Sciona or one of its Affiliates or jointly by Sciona or one of its Affiliates and one or more other parties, which may include Genaissance, and (b) is designed to detect the presence or absence of a polymorphism or haplotype in a human individual.

1.38                        “Third Party” shall mean any corporation, person or other entity other than Genaissance or Sciona or their respective Affiliates.

1.39                        “Transition Period” shall mean the period of time commencing on the Effective Date and expiring on the first to occur of the following: (a) [**] months thereafter, (b) on the date on which Sciona first achieves positive net income determined in accordance with generally accepted accounting principles in the United Kingdom consistently applied, or (c) on the date on which Sciona and its Affiliates has first obtained or achieved cumulative combined Third Party financing (equity or debt) and sales revenues of at least $[**], as calculated on a monthly basis from the Effective Date.  For the avoidance of doubt, the amount of financing or sales revenues obtained by Sciona before the Effective Date shall not be applicable to subpart (c) of the preceding sentence.

1.40                        “Valid Claim” means any claim of an issued and unexpired patent comprising a Patent Right, which claim has not been held unenforceable, unpatentable or invalid by a final decision of a court or governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid or unenforceable through reissue, re-examination or disclaimer and which is not subject to an interference action.  “Valid Claim” also means any pending application for a patent included within the Patent Rights to the extent the invention(s) described in the claims of such application have not been abandoned without being refiled in another application or finally rejected by an administrative agency action from which no appeal can be taken.

1.41                        The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
“Access Period”	10.1(a)
“Genaissance Collaboration IP”	3.3
“HAP Marker Association Collaboration Agreement”	3.2
“Installation Site”	2.8(a)
“Investment Agreement”	5.1
“Joint Collaboration IP”	3.3
“Minimum Annual Payments”	5.4
“Royalties”	5.2
“Sciona Collaboration IP”	3.3
“Service Fees”	5.3
“Shares”	5.1
“Software Product”	2.8(c)
“Sublease”	4.1

1.42                        Interpretation.  Whenever any provision of this Agreement uses the term “including” (or “includes”), such term shall be deemed to mean “including without limitation” and “including but not limited to” (or “includes without limitations” and “includes but is not limited to”) regardless of whether the words “without limitation” or “but not limited to” actually follow the term “including” (or “includes”); “herein,” “hereby,” “hereunder,” “hereof” and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used; all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; all references to days, months, quarters or years are references to calendar days, calendar months, calendar quarters or calendar years; and any reference to any federal, national, state, local or foreign statute or law shall be deemed to also refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

2.                                      GRANT OF RIGHTS

2.1                               HAP Technology License in the Field of Use.

(a)                                  During the Access Period.  Subject to the terms and conditions of this Agreement, Genaissance hereby grants to Sciona the exclusive, worldwide license (with the limited rights to sublicense as set forth in Section 2.1(c)) under Genaissance Know-How and Genaissance Patent Rights to use the HAP Database, the HAP Markers and the DecoGen Informatics System solely in the Field of Use during the Access Period.  Without limiting the rights and remedies contained in Section 10.4(b) or otherwise available, if at any time Sciona breaches a provision of Section 5.4 and Sciona fails to cure such breach within thirty (30) days after receipt of written notice from Genaissance (which notice shall be served by Genaissance within thirty (30) days following Genaissance’s actual knowledge of such breach), Genaissance may, at its sole option, convert the exclusive license described in clause 2.1(a)(i) to a non-exclusive license upon written notice to Sciona; unless Sciona’s breach is solely due to Genaissance’s failure to perform, in all material respects, its obligations under this Agreement or any agreement entered into by the Parties with respect to Genetic Tests as described in Sections 2.4 and 2.5.

(b)                                 Following the Access Period.  Subject to the terms and conditions of this Agreement, Genaissance hereby grants to Sciona the exclusive, worldwide license (with the limited rights to sublicense as set forth in Section 2.1(c)) under Genaissance Know-How and Genaissance Patent Rights to use HAP Markers solely in the further development, manufacturing, marketing and selling of HAP Marker Genetic Tests solely for use by Sciona, Affiliates of Sciona, and other Permitted Sciona Partners in the development, manufacturing, marketing and selling of (i) Consumer Products and (ii) Dual-Purpose Products to the extent that such products are (or, in the case of products in development or manufacture, are intended to be) marketed and sold by Sciona and Permitted Sciona Partners solely as Consumer Products; provided, that, in each case, such HAP Markers may only be used in HAP Marker Genetic Tests developed solely by Sciona (or one of its Affiliates) or jointly by the Parties during the Access Period pursuant to Article 3 herein.

(c)                                  Sublicense Rights.  Sciona shall have the right to grant sublicenses of the rights granted pursuant to this Section 2.1 and Section 3.3 to its Affiliates.  In addition, to the extent required for the development, manufacture, marketing, selling or performance of HAP Marker Genetic Tests as permitted under the license rights granted to Sciona pursuant to this Section 2.1 and Section 3.3, and consistent with the rights granted to Genaissance pursuant to Section 2.4, Sciona shall have the right to grant Third Parties the right to use the HAP Markers to be detected by such HAP Marker Genetic Tests.  Except to the extent provided in the prior sentences, with respect to use of certain HAP Markers, Sciona’s right to sublicense use of the HAP Database shall be limited to only such portions of the HAP Database as may be necessary to market and sell HAP Marker Genetic Tests, Consumer Products and Dual Purpose Products as may be agreed to by the Parties from time to time, which agreement by Genaissance may not be unreasonably delayed or withheld.

2.2                               HAP Technology Rights Outside the Field of Use.  Subject to any pre-existing Third Party rights, Genaissance hereby grants to Sciona a non-exclusive option during the Access Period to obtain the non-exclusive license under the Genaissance Patent Rights and Genaissance Know-How to use the HAP Database, HAP Markers and the DecoGen Informatics System outside of the Field of Use on such terms and conditions as the Parties may negotiate in good faith.  For the avoidance of doubt, such option shall not be applicable with respect to any pre-existing exclusive Third Party rights or any exclusive rights granted by Genaissance to Third Parties at any time during the Access Period.

2.3                               Reservation of Rights.  Notwithstanding the rights granted to Sciona under this Article 2, Genaissance at all times reserves (a) its rights to the HAP Markers and other information contained in the HAP Database, (b) its right to use the HAP Database and DecoGen Informatics System to research, develop, have developed, use, manufacture, have manufactured, sell and have sold products, including the right to grant exclusive and non-exclusive licenses to Third Parties with respect to Genaissance Know-How or Patent Rights related to such purposes outside the Field of Use, and (c) its right to perform genotyping services for Third Parties engaged in the business of discovering, developing, manufacturing, marketing or selling of Consumer Products even if the polymorphisms to be genotyped pursuant to such services are in the HAP Database, provided, however, that such polymorphisms are specified solely by the Third Party without access to or use of the HAP Database.

2.4                               HAP Marker Genetic Tests.  Sciona hereby grants to Genaissance the exclusive right during the Access Period (a) to develop genotyping assays for the HAP Marker Genetic Tests, and (b) subject to any pre-existing Sciona arrangement described on Schedule 2.4, to process or perform HAP Marker Genetic Tests sold by Sciona and Permitted Sciona Partners to customers in a Genaissance Territory and returned by the consumer (or relevant Third Party) for analysis.  The specific assay quality and other performance requirements for such services shall be agreed to by the Parties on a project-by-project basis.  Sciona shall pay Genaissance fees for such assay development services and for such performance of HAP Marker Genetic Tests, which fees shall be determined in accordance with Section 5.3.  If Genaissance fails to perform satisfactorily, in all material respects, the services described in this Section 2.4 with respect to a specific HAP Marker Genetic Test, then Sciona (or any applicable Permitted Sciona Partner) shall be able to enter into an agreement with a Third Party for the provision of such services with respect to such HAP Marker Genetic Test.

2.5                               Sciona Genetic Tests.

(a)                                  Rights of First Negotiation.  As provided in Section 2.5(b) below, Sciona shall grant to Genaissance and its Affiliates rights of first negotiation during the Access Period: (i) to develop genotyping assays for any and all Sciona Genetic Tests, and (ii) subject to any pre-existing Sciona arrangement described on Schedule 2.4 (as amended from time to time), to perform any and all Sciona Genetic Tests sold in a Genaissance Territory.  Sciona shall pay

Genaissance fees for such assay development services and for such performance of the Sciona Genetic Tests, which fees shall be determined in accordance with Section 5.3.

(b)                                 Notice.  If, at any time during the Access Period, Sciona wishes to develop a new Sciona Genetic Test or materially change an existing Sciona Genetic Test, or Sciona wishes to sell Sciona Genetic Tests in a Genaissance Territory, then save to the extent that the development, change or sale of such Sciona Genetic Test is subject to any pre-existing Sciona arrangement described on Schedule 2.4 (as amended from time to time), Sciona shall promptly notify Genaissance and grant Genaissance the exclusive right to negotiate, in accordance with Section 2.5(c), the right to develop genotyping assays for such Genetic Test, or perform such Genetic Test in the Genaissance Territory, as the case may be.

(c)                                  Negotiating Period. If Genaissance notifies Sciona within [**] days after receipt of the notice described in Section 2.5(b) that Genaissance desires to negotiate an arrangement regarding the relevant Sciona Genetic Test, then for [**] days following Genaissance’s notice, Sciona will negotiate [**] with Genaissance on a good faith basis to reach a definitive agreement with Genaissance with respect to the Sciona Genetic Test.  If Genaissance fails to provide written notice to Sciona as specified in this Section 2.5(c) or the Parties fail to reach agreement on the principal terms of such arrangement (including compensation) within [**] days after Genaissance provides Sciona with written notice, Sciona will be permitted to enter into negotiations and conclude an agreement with a Third Party, subject to Genaissance having a [**] day right of refusal to substantially match any agreement reached by Sciona and a Third Party.

2.6                               No Grant of Other Technology or Patent Rights and Covenant Not to Sue.

(a) Except as otherwise expressly provided in this Agreement, under no circumstances shall a Party hereto or its Affiliates, as a result of this Agreement, obtain any ownership interest in or other right to any technology, know-how, patents, patent applications, data, products, or biological materials of the other Party or its Affiliates, including items owned, Controlled or developed by the other Party or its Affiliates, or transferred by the other Party or its Affiliates to said Party, at any time pursuant to this Agreement.

(b) Genaissance covenants and agrees (on its behalf and on behalf of its Affiliates) that, for so long as Sciona is compliant with its royalty obligations pursuant to Section 5.2, it shall not assert against Sciona or any Permitted Sciona Partner any patent or other intellectual property right that would block Sciona or Permitted Sciona Partners from exercising the license rights granted pursuant to Sections 2.1 and 3.3.

2.7                               Third Party Patents.  The Parties acknowledge that, in order to discover, develop and/or commercialize one or more products, they may require licenses under Third Party patent rights or other rights, and it is hereby agreed that it shall be each Party’s responsibility to satisfy itself as to the need for such licenses and, if necessary, to obtain such licenses at its sole cost and expense.

2.8                               Installation and Use of the HAP Technology.

(a)                                  Installation, Training, Support and Updates.  Genaissance shall install, [**] the DecoGen Informatics System and the HAP Database on a Sciona database server at Sciona’s United States facility located at Five Science Park, New Haven, CT (the “Installation Site”) at a time mutually agreed upon by the Parties.  Genaissance will provide, [**] of on-site training at the Installation Site, installation documentation, and a user manual.  For the duration of the Access Period, phone or email support will also be available to Sciona between the hours of 8:30 A.M. and 5:30 P.M. (Eastern Standard Time) Mondays through Fridays, except when Genaissance is officially closed (e.g., for holidays or weather emergencies).  Genaissance shall provide any updates to the DecoGen Informatics System and the HAP Database at the Installation Site on a [**] basis.

(b)                                 Remote Access.  Sciona may access the DecoGen Informatics System and the HAP Database at the Installation Site from computers at other remote Sciona sites and Sciona shall have the right to install copies of the DecoGen Informatics System and the HAP Database at different Sciona sites (or have all copies transferred to another Sciona site).  Should Sciona request the assistance of Genaissance in accessing or transferring the DecoGen Informatics System and the HAP Database, Sciona shall reimburse Genaissance for [**] in providing such assistance.

(c)                                  Restrictions on Use.  Sciona’s use of the DecoGen Informatics System and the HAP Database (each, a “Software Product”) shall be subject to the following conditions:

(i)                                     To the extent that a Software Product incorporates or requires the use of any commercially available operating system software that is licensed by Genaissance from a Third Party as described in Exhibit 1.7, as may be supplemented from time to time, and Genaissance does not have the right to freely sublicense such Third Party software, Sciona shall be responsible for obtaining any necessary license and paying all fees and charges associated with Sciona’s use of any such software;

(ii)                                  Sciona agrees to use the Software Products in accordance with the terms and conditions of this Agreement and not to use the Software Products for processing data for Third Parties other than Permitted Sciona Partners, or to make the Software Product(s) available to Third Parties except as permitted pursuant to Section 2.1(c);

(iii)                               Sciona agrees to make copies of the Software Products (or any part of the contents thereof) only to the extent reasonably necessary for the exercise of its rights hereunder, and that all such copies will be treated as Confidential Information of Genaissance and further agrees to establish reasonable security measures to prevent copies of the Software Products from being made available to unauthorized Third Parties;

(iv)                              Except with the express written permission of Genaissance, Sciona agrees that it will not attempt to reverse engineer, reverse compile or otherwise obtain access to the source code of the Software Products; and

(v)                                 Sciona may not adapt or modify the Software Products without the express written permission of Genaissance.

3.                                      HAP MARKER ASSOCIATION DISCOVERY SERVICES.

3.1                               Collaboration.  During the Access Period, (a) Sciona and its Affiliates shall collaborate with Genaissance and its Affiliates on an exclusive basis to discover HAP Marker Associations in the Field of Use (including Dual-Purpose Products) or to sell (or provide to Third Parties) HAP Marker Association discovery services in the Field of Use; and (b) Genaissance and its Affiliates shall collaborate with Sciona and its Affiliates on an exclusive basis to discover HAP Marker Associations in the Field of Use or to sell (or provide to Third Parties) HAP Marker Association discovery services in the Field of Use; provided, that if Sciona’s exclusive license described in clause 2.1(a)(i) is converted to a non-exclusive license pursuant to Section 2.1(a), the obligation of Genaissance and its Affiliates to collaborate on an exclusive basis shall be converted to a non-exclusive obligation.

3.2                               HAP Marker Association Collaboration Agreement.  The further terms that the Parties may agree to from time to time in relation to any collaboration to discover HAP Marker Associations will be the subject of a separate agreement to be negotiated in good faith by the Parties (a “HAP Marker Association Collaboration Agreement”).  The fee paid by Sciona for any particular service performed pursuant to a HAP Marker Association Collaboration Agreement shall [**].

3.3                               Intellectual Property Rights.  Save as otherwise expressly agreed in the HAP Marker Association Collaboration Agreement, (i) Genaissance shall own all HAP Marker Association Patent Rights and related Know-How conceived or reduced to practice by either Party or its Affiliates in the conduct of such collaboration and all other intellectual property conceived or reduced to practice solely by employees, agents and consultants of Genaissance or its Affiliates in the conduct of such collaboration (collectively the “Genaissance Collaboration IP”), subject to the exclusive right to Sciona to exploit the Genaissance Collaboration IP in the Field of Use as provided in Section 2.1; (ii) Sciona shall own all other intellectual property conceived or reduced to practice solely by employees, agents or consultants of Sciona or its Affiliates in the conduct of such collaboration (the “Sciona Collaboration IP”), subject to a non-exclusive right to Genaissance and its Affiliates to exploit the Sciona Collaboration IP outside of the Field of Use; and (iii) all other intellectual property conceived or reduced to practice jointly by employees, agents or consultants of Sciona or its Affiliates and employees, agents and consultants of Genaissance or its Affiliates in the conduct of such collaboration (the “Joint Collaboration IP”) shall be owned jointly by Genaissance and Sciona; provided, that Sciona shall have the exclusive right to exploit all such Joint Collaboration IP in the Field of Use as provided in Section 2.1 and both Parties shall have the non-exclusive right to exploit all such Joint Collaboration IP outside of the Field of Use.  With respect to the Joint Collaboration IP, subject to each Party’s license rights, each of the Parties shall be free to use and exploit the Joint Collaboration IP without any accounting or payment to, or consent of, the other Party; provided, that either Party may only sell, license, sub-license or otherwise transfer its rights in any such invention without the consent of the other Party in a manner that is consistent with the licenses granted pursuant to this Agreement and is otherwise consistent with this Agreement.

4.                                      PRODUCT AND BUSINESS DEVELOPMENT

4.1                               United States Operations.  Unless otherwise agreed to by the Parties, during the Access Period and subject to the consent of Genaissance’s landlord, Genaissance shall grant Sciona and its Affiliates the right to occupy and conduct their business from premises located at Five Science Park, New Haven, Connecticut as provided in a sublease agreement, by and between the Parties (the “Sublease”), substantially in the form as Exhibit 4.1 hereto.  The Sublease shall provide, among other things, that (a) Genaissance [**] Sciona [**] during the Transition Period, and (b) following the Transition Period, for the remainder of the Access Period (or if shorter, such period as Sciona is in actual occupation of such space pursuant to the Sublease), Sciona [**] Genaissance [**]  Unless otherwise agreed by the Parties, the Sublease shall [**].

4.2                               Business Development Support.  During the Transition Period, Genaissance shall provide Sciona or its United States’ Affiliate with the following business development and technical support services: (a) one full time project manager (the identity of which manager shall be reasonably acceptable to Sciona and Genaissance and who shall be an employee of Genaissance); (b) [**] percent ([**]%) of the costs of a senior business development manager (which manager shall initially be Melisse Shaban and thereafter, such person shall be reasonably acceptable to Sciona and Genaissance and who shall be a consultant hired for such purpose or otherwise an employee of Genaissance), (c) access to senior Genaissance scientists, including the [**] to support Sciona’s business development activities as reasonably required by Sciona but not to exceed [**] percent ([**]%) of a full-time equivalent unless otherwise agreed to by Genaissance, (d) [**] percent ([**]%) of the Third Party search fee to identify and recruit a Chief Executive Officer for Sciona, and (e) use of other facilities and members of Genaissance’s [**] teams from time-to-time as reasonably required by Sciona to carry out the operations contemplated by this Agreement.  Such services shall be subject to such reasonable limitations as the Parties shall negotiate in good faith upon the reasonable request of Genaissance.

5.                                      FINANCIAL TERMS

5.1                               Shares of Sciona Stock.  As consideration for the rights granted to Sciona pursuant to Article 2, Genaissance will acquire 152,290 shares of Sciona stock (the “Shares”) pursuant to the terms of an Investment Agreement, dated as of the Effective Date, by and between the Parties in substantially the form of Exhibit 5.1 hereto (the “Investment Agreement”).  The number of Shares issued to Genaissance is, as of the Effective Date, equal to thirty percent (30%) of the issued share capital of Sciona on a fully diluted basis taking into account: (i) all unissued shares in the capital of Sciona allocated to the employee option pool of Sciona (whether or not options have been granted over such shares and in any event being not less than 50,408 Ordinary Shares, (ii) 44,444 A Ordinary Shares which may be issued in connection with the acquisition of Genostic Pharma Limited by Sciona (whether or not such deferred consideration shares are actually issued), and (iii) the Shares acquired by Genaissance pursuant to the Investment Agreement.

5.2                               Royalties.  Sciona will pay Genaissance, on a quarterly basis, a royalty equal to [**] percent ([**]%) of Net Revenues, less any Service Fees paid to Genaissance by Sciona for the performance of HAP Marker Genetic Tests in the Genaissance Territory during such quarter (the “Royalty”).  The Royalties shall be payable on a country-by-county and Test-by-Test basis for the longer of (a) ten (10) years after the date of First Commercial Sale of such Genetic Test, or (b) the last to expire of Genaissance’s Patent Rights covering any applicable HAP Marker(s) or HAP Marker Association.  The Royalties shall be due within [**] days following the end of each quarter.  The Parties acknowledge that Royalties may be payable after the expiration of the life of all Valid Claims covering the applicable HAP Marker(s) or HAP Marker Association; however, the Parties have agreed that such Royalties are payable on the sale of products that were developed only during the life of such Claims and that no Royalty is payable on any products developed by the practice of such Claims after their expiration.  Because of the nature of the Valid Claims, the Parties believe that their economic value can be measured only by reference to the sales of products developed by the practice of such Valid Claims and such method is fair and equitable, even though the sales may occur following expiration of the Valid Claims.

5.3                               Service Fees.  In consideration for the development of genotyping assays for the Genetic Tests and the performance of such Genetic Tests in a Genaissance Territory (as described in Sections 2.4 and 2.5 above), Sciona will pay Genaissance fees to be agreed to by the Parties on a project-by-project basis, which fees shall [**], plus [**] percent ([**]%) (the “Service Fees”).

5.4                               Minimum Payments.  Sciona shall pay Genaissance the following aggregate minimum levels of Royalties and Service Fees (the “Minimum Annual Payment”) each year during the Access Period:

Calendar Year	Minimum Annual Payment
2003	$150,000	(incl. amounts paid by Sciona prior to the Effective Date)
2004	$500,000
2005	$1,500,000
2006	$3,000,000
2007	$4,000,000

No Minimum Annual Payment shall be payable after the Access Period.  For 2003, the aggregate Royalties and Service Fees paid by Sciona to Genaissance shall be calculated within twenty (20) days following the end of the year; thereafter, the aggregate Royalties and Service Fees paid by Sciona to Genaissance shall be calculated every three (3) months (i.e., within twenty (20) days following the end of each calendar quarter).  In the event that the aggregate Royalties and Services Fees are less than the Minimum Annual Payment (or twenty-five percent (25%) of the Minimum Annual Payment for calculations made every three (3) months), Sciona will pay Genaissance the Minimum Annual Payment (or twenty-five percent (25%) thereof as applicable) less the aggregate Royalties and Service Fees paid by Sciona.  Such payment shall be made within thirty (30) days following the end of the year or three month period, as applicable.

5.5                               Royalty Reports and Audits.

(a)                                  Royalty Reports.  Within twenty (20) days following each quarter, Sciona shall furnish to Genaissance a written quarterly report showing: (i) the gross sales of HAP Marker Genetic Tests during the reporting period and the calculation of Net Revenues from such gross sales (including the deductions allowed under Section 1.29); (ii) all other consideration received by Sciona and its Affiliates in connection with this Agreement; (iii) the Service Fees paid to Genaissance during the reporting period; (iv) the calculations of Net Sales, Net Revenues and Royalties for such reporting period; (v) withholding taxes, if any, required by law to be deducted in respect of such Royalties; (vi) the dates of the First Commercial Sales of HAP Marker Genetic Tests in any country during the reporting period; and (vii) the exchange rates used in determining the amount of United States dollars payable hereunder.  If no Royalty is due for any royalty period hereunder, Sciona shall so report.  Sciona and its Affiliates shall keep complete and accurate records in sufficient detail to properly reflect Net Revenues and to enable the Royalties payable hereunder to be determined.

(b)                                 Audits.  Upon the written request of Genaissance, Sciona shall permit an independent certified public accountant selected by Genaissance and acceptable to Sciona, which acceptance shall not be unreasonably withheld, to have access during normal business hours to such records of Sciona and its Affiliates as may be necessary to verify the accuracy of the Royalties described herein.  Both Parties shall use commercially reasonable efforts to schedule all such verifications within forty-five (45) days after Genaissance makes its written request.  In the event Genaissance’s independent certified public accountant concludes that additional Royalties were owed to Genaissance during such period, the additional Royalty shall be paid by Sciona within thirty (30) days of the date Genaissance delivers to Sciona such independent certified public accountant’s written report so concluding, with interest thereon accruing under this Agreement.  In the event Genaissance’s independent certified public accountant concludes that there was an overpayment of Royalties to Genaissance during such period, the overpayment shall be repaid by Genaissance within thirty (30) days of the date Genaissance received such independent certified public accountant’s written report so concluding.  The fees charged by such independent certified public accountant shall be paid by Genaissance unless the audit discloses an underpayment of the Royalties payable by Sciona for the audited period of more than five percent (5%), in which case Sciona shall pay the reasonable fees and expenses charged by such representative.

5.6                               Withholding Taxes.  Sciona shall deduct withholding taxes from Royalties and pay them to the proper tax authorities only to the extent required by applicable laws.  Sciona shall be responsible for all other taxes, duties and other governmental charges, including value added taxes (VAT) and import duties, and shall not deduct any other withholding or any other taxes, duties or governmental charges from the payments under this Agreement, save to the extent required by applicable laws.  Sciona shall maintain official receipts of payment of any withholding taxes and forward these receipts to Genaissance within thirty (30) days.  The Parties will exercise diligent efforts to ensure that any withholding taxes imposed are reduced as far as possible under the provision of any treaties applicable to any payment made hereunder.

5.7                               Late Payments.  Any payments that have not been paid thirty (30) days after the date such payments are due under this Agreement shall entitle, but not obligate, Genaissance to charge interest on the outstanding payment at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition, on the first day of each calendar quarter in which such payments are overdue, plus two (2) percentage points, calculated on the number of days such payment is delinquent.

5.8                               Currency Exchange; Blocked Currency.  All payments shall be made in United States dollars in immediately available funds.  With respect to Net Revenues invoiced or received (as the case may be) in a currency other than United States dollars, the Royalties shall be expressed in the foreign currency of the entity making and then converted to United States dollars by using the selling exchange rate for conversion of the foreign currency into United States Dollars, quoted for current transactions reported under the heading “Currency Trading – Exchange Rates” in The Wall Street Journal in the United States for the last business day of such reporting period to which such payment pertains.  If The Wall Street Journal ceases to be published, then the rate of exchange to be used shall be that reported in such other business publication of national circulation in the United States as the Parties reasonably agree.  If at any time legal restrictions in any country prevent the prompt remittance of any payments with respect to sales or services in that country, Sciona shall have the right and option to make such payments by depositing the amount thereof in local currency to Genaissance’s account in a bank or depository in such country.

6.                                      INTELLECTUAL PROPERTY

6.1                               Ownership of Intellectual Property.

(a)                                  Ownership of the HAP Marker Database and DecoGen Informatics System.  Subject to the rights and licenses granted under this Agreement, and subject to any pre-existing rights of Third Parties, Genaissance shall have sole ownership of (i) the HAP Database and all information contained therein, and (ii) the DecoGen Informatics System.

(b)                                 Ownership of HAP Markers.  Genaissance shall have sole ownership of all right, title and interest in all HAP Markers, and, subject to Section 6.2(c) all HAP Marker Patent Rights.  Sciona and its Affiliates shall execute and deliver, without charge to Genaissance (other than reimbursement of Sciona’s reasonable out of pocket costs and expenses), assignment of all of its right, title and interest in and to HAP Markers to Genaissance subject to Sciona’s right to use the HAP Markers pursuant to the terms of this Agreement.

(c)                                  Ownership of HAP Marker Associations.  Genaissance shall have sole ownership of all right, title and interest in all HAP Marker Associations and, subject to Section 6.2(c), all HAP Marker Association Patent Rights, including without limitation Genaissance Collaboration IP.  Sciona and its Affiliates shall disclose to Genaissance any HAP Marker Associations discovered solely by employees of Sciona or its Affiliates or others acting on their behalf.  All information relating to such HAP Marker Associations shall be deemed the Confidential Information of Genaissance subject to the terms of Article 7, and Genaissance shall take all reasonable steps to maintain such information in confidence consistent with those steps taken to protect other information that Genaissance regards as proprietary or confidential and that is of similar value or importance.  Sciona shall execute and deliver, without charge to Genaissance (other than reimbursement of Sciona’s reasonable out of pocket costs and expenses), assignment of all of its right, title and interest in and to HAP Marker Associations to Genaissance subject to Sciona’s right to use the HAP Marker Associations pursuant to the terms of this Agreement.

(d)                                 Cooperation of Employees.  Each Party represents and agrees that all employees or others acting on its behalf or on behalf of its Affiliates pursuant to this Agreement shall be obligated under a binding written agreement to assign to such Party all inventions made or conceived by such employee or other person.

6.2                               Filing, Prosecution and Maintenance of Patent Rights.

(a)                                  Filing, Prosecution and Maintenance.  Subject to Section 6.2(c) below, Genaissance shall have sole responsibility for and control over the filing, prosecution and maintenance of the Genaissance Patent Rights, at Genaissance’s expense.

(b)                                 Cooperation.  Genaissance shall keep Sciona informed regarding the status and prosecution of the HAP Marker Patent Rights and the HAP Marker Association Patent Rights licensed to Sciona.  Sciona shall be provided in a timely manner with copies of all correspondence with the U.S. Patent & Trademark Office (or the applicable foreign patent office) and with the opportunity to review and comment upon any papers, responses or other filings prepared by Genaissance for submission to the said offices in advance of their filing and Genaissance shall use reasonable efforts to incorporate any comments requested by Sciona.

(c)                                  Assignment.  In the event that (i) Genaissance determines that it will not seek Patent Rights with respect to any potentially patentable HAP Marker or HAP Marker Association licensed to Sciona pursuant to Section 2.1(a), or (ii) Genaissance files patents claiming HAP Markers or HAP Marker Associations in one or more countries but subsequently determines, on a country-by-country basis, that it will not file, prosecute or maintain any Genaissance Patent Right for which Sciona has license rights, then Genaissance shall promptly notify Sciona and any other licensee of such Genaissance Patent Rights of its decision.  Sciona and any other licensee of such Genaissance Patent Rights shall, without charge to Sciona (other than reimbursement of Genaissance’s reasonable out of pocket costs and expenses) have the option to require Genaissance to assign absolutely all right, title and interest in such Genaissance Patent Rights to Sciona and any such other licensee.

6.3                               Enforcement of the Patent Rights.

(a)                                  Right to Enforce by Genaissance.  Each Party agrees to provide written notice to the other Party promptly after becoming aware of any infringement of any of the Genaissance Patent Rights licensed to Sciona.  The Parties shall discuss a strategy to prosecute any such infringement.  If the Parties do not agree on whether or how to proceed with enforcement activity (i) within [**] days following the notice of alleged infringement, or (ii) within [**] days before the time limit, if any, set forth in the appropriate laws and regulations for filing of such actions, whichever comes first, then Genaissance shall have the right, but not the obligation, to take any action that it reasonably deems necessary to obtain a discontinuance of such infringement or to bring suit against the Third Party infringer.  Sciona and its Affiliates will reasonably cooperate with Genaissance in any such suit or action and Genaissance shall reimburse Sciona and its Affiliates for their reasonable out of pocket expenses as provided in Section 6.3(c) below.  Genaissance shall keep Sciona reasonably informed of all material developments in connection with any such claim, suit or proceeding.

(b)                                 Right to Enforce by Sciona.  In the event Genaissance does not take any action to obtain a discontinuance of such infringement or bring suit against the Third Party infringer within [**], then Sciona shall have the right, but not the obligation, at its own expense to bring suit against the Third Party infringer.  If required by law, Genaissance shall permit any action under this Section 6.3 to be brought in its name, including being joined as party-plaintiffs.  Sciona acknowledges that other Third Parties may be licensees of the Genaissance Patent Rights and shall have rights identical to Sciona to prosecute infringers.  In any suit or action by Sciona in which Genaissance, as necessary, is named a party-plaintiff as owner of the Genaissance Patent Rights, Genaissance shall notify such other licensees, if any, of the existence of such legal action and allow the other licensees to join as a plaintiff upon such licensees’ request.  In addition, in the event another licensee instigates an infringement suit or action, Sciona and its Affiliates hereby consent to being joined as plaintiffs in such suit solely for the purpose of procuring standing to bring the action and at the sole expense of the instigating licensee.  To the extent Sciona desires to participate in any strategic decisions affecting the prosecution of the action brought by another licensee, Sciona acknowledges that it and the other licensee(s) will necessarily have to reach a mutual agreement concerning strategy, litigation expenses and subject to Section 6.3(c) below, sharing of any recovery or damages.  In no event shall Sciona or any other licensee enter into any settlement which admits or concedes that any aspect of the Genaissance Patent Rights is invalid or unenforceable without the prior written consent of Genaissance, which consent shall not be unreasonably withheld or delayed.  Genaissance will reasonably cooperate with Sciona and any other licensee in any suit or action and Sciona shall reimburse Genaissance and its Affiliates for their reasonable out of pocket expenses as provided in Section 6.3(c) below.  In no event shall Genaissance incur any liability or expense in connection with any action of Sciona or its Affiliates or any joint action of Sciona or its Affiliates and any other licensee.

(c)                                  Procedures; Expenses and Recoveries.  Subject to any Third Party licensee’s rights as described in Section 6.3(b), the Party initiating any infringement suit or action under this Section 6.3 shall have the sole and exclusive right to select counsel for any such suit or action and shall pay all expenses of the suit, including attorneys’ fees and court costs.  If such Party obtains any damages, license fees, royalties or other compensation (including any amount received in settlement of such litigation) in connection with such suit or action, such amounts shall be allocated between the Parties as follows:

(i)                                     First, the Party (and its Affiliates) initiating such suit or action shall be reimbursed for all expenses of the suit or action, including attorneys’ fees and disbursements, court costs and other litigation expenses not otherwise recovered;

(ii)                                  Second, the other Party (and its Affiliates) shall be reimbursed for all expenses of the suit or action, including attorneys’ fees and disbursements, court costs and other litigation expenses not otherwise recovered; and

(iii)                               Third, the balance shall be allocated between the Parties as follows: [**] percent ([**]%) to the Party initiating the suit or action and [**] percent ([**]%) to the other Party.

6.4                               Patent Marking.  Sciona agrees to comply (and to cause its Affiliates and other Permitted Sciona Partners to comply) with any applicable patent marking statutes in any country in which HAP Marker Genetic Tests are sold hereunder.

7.                                      CONFIDENTIALITY

7.1                               Confidential Information.  All Confidential Information disclosed by a Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) during the term of this Agreement shall not be used by the Receiving Party except in connection with the activities contemplated by this Agreement or in order to further the purposes of this

Agreement, shall be maintained in confidence by the Receiving Party and shall not otherwise be disclosed by the Receiving Party to any Third Party who is not a consultant of, or an advisor to, or a Permitted Sciona Partner of, the Receiving Party, without the prior written consent of the Disclosing Party, except to the extent that the Confidential Information:  (a) was known or used by the Receiving Party prior to its date of disclosure to the Receiving Party, as demonstrated by legally admissible evidence available to the Receiving Party; (b) either before or after the date of the disclosure to the Receiving Party is lawfully disclosed to the Receiving Party by sources other than the Disclosing Party rightfully in possession of the Confidential Information and not bound by confidentiality obligations to the Disclosing Party; (c) either before or after the date of the disclosure to the Receiving Party becomes published or generally known to the public through no fault or omission on the part of the Receiving Party; or (d) is independently developed by or for the Receiving Party without reference to or reliance upon the Confidential Information, as demonstrated by competent written records.  In addition, the provisions of this Section 7.1 shall not preclude the Receiving Party from disclosing Confidential Information to the extent such Confidential Information is required to be disclosed by the Receiving Party to comply with applicable laws, to defend or prosecute litigation or to comply with governmental regulations; provided that the Receiving Party provides prior written notice of such disclosure to the Disclosing Party, provides the Disclosing Party, to the extent possible, with sufficient time and opportunity to obtain a protective order for such Confidential Information and takes reasonable and lawful actions to avoid and/or minimize the degree of such disclosure.  Specific information shall not be deemed to be within any of the foregoing exclusions merely because it is embraced by more general information falling within these exclusions.

7.2                               Employee and Advisor Obligations.  Genaissance and Sciona each agree that they shall provide Confidential Information received from the other Party or its Affiliates only to their respective employees, consultants, advisors, Permitted Sciona Partners who have a need to know such Confidential Information to assist such Party or its Affiliates in fulfilling its obligations under this Agreement, provided that such Affiliates, employees, consultants, advisors, and Permitted Sciona Partners agree to treat such information and materials as confidential and to use such information and materials in accordance with the terms of this Agreement.

7.3                               Injunctive Relief.  The Parties hereto understand and agree that remedies at law may be inadequate to protect against any breach of any of the provisions of this Article 7 by either Party or their Affiliates, employees, agents, officers or directors or any other person acting in concert with it or on its behalf.  Accordingly, each Party and its Affiliates may be entitled to the granting of injunctive relief by a court of competent jurisdiction against any action that constitutes any such breach of this Article 7.

7.4                               Publication.  Either Party may publish or present data and/or results generated utilizing the HAP Markers, provided, that in the event that a Party or one of its Affiliates desire to publish or present any Confidential Information of the other Party or its Affiliates, then the proposed disclosure shall be subject to the prior review by the other Party solely to determine (i)

whether the proposed disclosure contains the Confidential Information of the other Party or its Affiliates or (ii) whether the information contained in the proposed disclosure should be the subject of a patent application prior to such disclosure.  Each Party shall provide the other Party with the opportunity to review any proposed abstract, manuscript or presentation which discloses Confidential Information of the other Party or its Affiliates by delivering a copy thereof to the other Party no less than sixty (60) days before its intended submission for publication or presentation.  The other Party shall have thirty (30) days from its receipt of any such abstract, manuscript or presentation in which to notify the Party in writing of any specific objections to the disclosure, based on either the need to seek patent protection or concern regarding the specific disclosure of the Confidential Information.  In the event a Party objects to the disclosure, the other Party agrees not to submit the publication or make the presentation containing the objected-to information until the Party is given a reasonable additional period of time (not to exceed an additional fifteen (15) days) to seek patent protection for any material in the disclosure which it believes is patentable or, in the case of Confidential Information, to allow the Party to delete any Confidential Information of the other Party or its Affiliates from the proposed disclosure.  Each Party agrees to delete from the proposed disclosure any Confidential Information of the other Party or its Affiliates upon request.

8.                                      REPRESENTATIONS AND WARRANTIES

8.1                               Representations, Warranties and Covenants of Genaissance.  Genaissance represents and warrants to and covenants with Sciona that:

(a)                                  Genaissance is a corporation duly organized, validly existing and in corporate good standing under the laws of the State of Delaware;

(b)                                 Genaissance has the legal right, authority and power to enter into this Agreement and to grant the rights and licenses granted to Sciona in this Agreement, including the license of Genaissance Patent Rights and Genaissance Know-How and the rights to use the HAP Markers and DecoGen Informatics System, in each case in accordance with the terms of this Agreement;

(c)                                  Genaissance has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(d)                                 upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Genaissance enforceable in accordance with its terms, except as enforceability may be limited in the future by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(e)                                  the performance of its obligations under this Agreement will not conflict with its charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party;

(f)                                    all of its employees, officers, consultants and advisors who are supporting the performance of its obligations under this Agreement shall have executed or will have executed agreements or have existing obligations under law requiring assignment to Genaissance of all intellectual property made during the course of and as the result of their association with Genaissance and obligating the individual to maintain as confidential Genaissance’s Confidential Information as well as confidential information of a Third Party that Genaissance may receive, to the extent required to support Genaissance’s obligations hereunder;

(g)                                 Except as otherwise disclosed in writing to Sciona prior to the Effective Date, Genaissance is not engaged in, has not received any written notice of, and is not aware of any written threat of, litigation, arbitration or other judicial proceeding alleging that the Genaissance Patent Rights, Genaissance Know-How and/or DecoGen Informatics System (or any part of any of the foregoing) infringes a Third Party’s intellectual property rights;

(h)                                 Genaissance is not aware of any existing, pending or threatened infringement of the Genaissance Patent Rights, Genaissance Know-How or DecoGen Informatics System by a Third Party;

(i)                                     to the best of Genaissance’s actual knowledge, the existing rights of Genaissance in the Genaissance Patent Rights, Genaissance Know-How and DecoGen Informatics System as licensed to Sciona, its Affiliates and Permitted Sciona Partners pursuant to this Agreement do not infringe any right, title or interest of any Third Party;

(j)                                     to the best of Genaissance’s actual knowledge, the Genaissance Patent Rights, Genaissance Know-How and DecoGen Informatics System are owned by Genaissance free from all encumbrances and other Third Party interests (other than existing Third Party license agreements entered into by Genaissance as set forth in Exhibit 1.9);

(k)                                  Genaissance and its Affiliates shall hold in confidence the identity of the consumers of Consumer Products and Dual-Purpose Products and shall comply with applicable laws, regulations and guidelines regarding confidentiality of patient records and genetic information.  To the extent applicable, Genaissance and its Affiliates shall comply with all applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and its related regulations (“HIPAA”), including any and all requirements regarding the privacy and security of health information.  Genaissance and its Affiliates shall notify Sciona orally and in writing within twenty-four (24) hours of its discovery of any personal data in its possession that is improperly used, copied or removed by anyone except to an authorized representative of Genaissance or Sciona or their respective Affiliates, as the case may be.  Genaissance and its Affiliates shall cooperate with Sciona in taking such steps as is deemed appropriate, to enjoin the misuse, regain possession of the data, and otherwise protect each Parties’ rights and the privacy of each consumer of Genetic Tests;

(l)                                     to the extent applicable to Genaissance and its Affiliates, Genaissance and its Affiliates shall make commercially reasonable efforts to identify and comply with applicable laws, regulations and guidelines in the use and performance of the Genetic Tests hereunder, including laws, regulations and guidelines concerning genetic testing and shipping of biological samples; and

(m)                               during the Access Period, Genaissance will not enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement.

8.2                               Representations, Warranties and Covenants of Sciona.  Sciona represents and warrants to and covenants with Genaissance that:

(a)                                  Sciona is a corporation duly organized, validly existing and in corporate good standing under the laws of England;

(b)                                 Sciona has the legal right, authority and power to enter into this Agreement, and to extend the rights and licenses granted to Genaissance in this Agreement;

(c)                                  Sciona has taken all necessary action to authorize the execution, delivery and performance of this Agreement;

(d)                                 upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of Sciona enforceable in accordance with its terms, except as enforceability may be limited in the future by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(e)                                  the performance of its obligations under this Agreement will not conflict with Sciona’s charter documents or result in a breach of any agreements, contracts or other arrangements to which it is a party;

(f)                                    all of its employees, officers, consultants and advisors who are supporting the performance of its obligations under this Agreement shall have executed or will have executed agreements or have existing obligations under law requiring assignment to Sciona of all intellectual property made during the course of and as the result of their association with Sciona and obligating the individual to maintain as confidential Sciona’s Confidential Information as well as confidential information of a Third Party that Sciona may receive, to the extent required to support Sciona’s obligations hereunder;

(g)                                 Sciona and its Affiliates shall hold in confidence the identity of the consumers of Consumer Products and Dual-Purpose Products and shall make commercially reasonable efforts to identify and comply with (i) applicable laws, regulations and guidelines regarding confidentiality of patient records and genetic information, and (ii) all applicable requirements of HIPAA, including any and all requirements regarding the privacy and security of health information.  Sciona and its Affiliates shall notify Genaissance orally and in writing within twenty-four (24) hours of its discovery of any personal data in its possession that is improperly used, copied or removed by anyone except to an authorized representative of Genaissance or Sciona or their respective Affiliates, as the case may be.  Sciona and its Affiliates shall cooperate with Genaissance in taking such steps as is deemed appropriate, to enjoin the misuse, regain possession of the data, and otherwise protect each Parties’ rights and the privacy of each consumer of Genetic Tests;

(h)                                 to the extent applicable to Sciona and its Affiliates, Sciona and its Affiliates shall make commercially reasonable efforts to identify and comply with all applicable laws, regulations and guidelines in the manufacture, distribution, marketing, sale, use, and performance of any Genetic Test, including laws, regulations and guidelines concerning the proper acquisition of any diagnostic or laboratory samples, informed consent requirements, genetic testing and shipping of biological samples; and

(i)                                     during the Access Period, Sciona will not enter into any agreements, contracts or other arrangements that would be inconsistent with its obligations under this Agreement.

8.3                               Limited Warranties relating to Performance of the DecoGen Informatics System.  Genaissance warrants that the DecoGen Informatics System delivered to Sciona represents the latest version of the DecoGen Informatics System that is available to licensees of the HAP Database.  Genaissance does not represent that the operations of the DecoGen Informatics System will be trouble-free or that the DecoGen Informatics System contains no errors.  Genaissance’s only obligation to Sciona with respect to the DecoGen Informatics System will be to use reasonable efforts consistent with its normal business practices to correct any errors.

8.4                               WARRANTY DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO THE HAP DATABASE, HAP MARKERS, DECOGEN INFORMATICS SYSTEM, GENETIC TESTS, PATENT RIGHTS, GOODS, SERVICES OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.  IN ADDITION, SCIONA ACKNOWLEDGES THAT THE HAP DATABASE AND DECOGEN INFORMATICS SYSTEM MAY CONTAIN INFORMATION THE ACQUISITION OR USE OF WHICH IS COVERED BY ONE OR MORE VALID PATENTS OF THIRD PARTIES.  GENAISSANCE MAKES NO

REPRESENTATION OR WARRANTIES WITH RESPECT TO SCIONA’S USE OF THE INFORMATION TO BE PROVIDED TO IT HEREUNDER.  GENAISSANCE MAKES NO WARRANTY THAT THE HAP DATABASE DOES NOT CONTAIN ERRORS OR THAT THE HAP DATABASE CONTAINS ALL HAP MARKERS THAT ARE ACTUALLY PRESENT BUT NOT DETECTED IN THE INDEX REPOSITORY.

8.5                               Interpretation

(a)                                  Awareness.  In this Section 8, the term “so far as [a Party] is aware” or any similar or equivalent word shall be construed to mean those matters within the actual knowledge of the senior management of the relevant Party and those matters which would be apparent to such senior managers upon carrying out commercially reasonable inquiries into such matters.

(b)                                 Actual knowledge.  In this Section 8, the term “actual knowledge” shall be construed to mean those matters that are within the actual knowledge of the senior management of the relevant Party without the performance of any inquiry.

9.                                      INDEMNITY

9.1                               Sciona Indemnity Obligations.  Sciona agrees to defend, indemnify and hold Genaissance and its Affiliates and their respective directors, officers, employees and agents harmless from all claims, losses, damages, fees or expenses (including attorneys’ fees) relating to or arising as a result of: (a) any actual or asserted violations of any applicable law or regulation by Sciona or its Permitted Sciona Partners, including any allegation or determination that any Genetic Tests (or any products or services distributed in connection therewith) manufactured, marketed, distributed, sold or performed hereunder are not in compliance with any applicable law or regulation; (b) any unauthorized disclosure by Sciona or the Permitted Sciona Partners of Third Party confidential information obtained by Sciona or the Permitted Sciona Partners; (c) any claims for bodily injury, death or property damage, or infringement of intellectual property rights attributable to the manufacture, distribution, marketing, sale, use or performance of any Genetic Tests (or any products or services distributed in connection therewith), provided that indemnification for infringement of intellectual property rights shall not include the products, materials (other than genes, polymorphisms or other components of Genetic Tests that are specified by Sciona), tools, methodologies and technologies (x) provided by, or (y) selected and used by, Genaissance in performing any Collaboration Agreement or in providing services pursuant to any agreement entered into pursuant to Sections 2.4 and 2.5; (d) any product recall ordered by a governmental agency or required by a confirmed failure of any product sold or performed in connection with this Agreement as reasonably determined by the Parties hereto; (e) any claims by employees or contractors of Sciona or its Affiliates for bodily injury, death or property damage arising out of the performance by Sciona or its Permitted Sciona Partners of any activities under this Agreement; (f) claims brought by Third Parties against Genaissance and its Affiliates in respect of the negligence, recklessness or intentional misconduct of Sciona or

Permitted Sciona Partners in connection with activities under this Agreement; or (g) a breach of any of the representations, warranties or covenants made hereunder by Sciona.

9.2                               Genaissance Indemnity Obligations. Genaissance agrees to defend, indemnify and hold Sciona and its Affiliates and their respective directors, officers, employees and agents harmless from all claims, losses, damages, fees or expenses (including attorneys’ fees) relating to or arising as a result of: (a) any unauthorized disclosure by Genaissance or its Affiliates of Third Party confidential information obtained by Genaissance or its Affiliates; (b) any claims by employees or contractors of Genaissance or its Affiliates for bodily injury, death or property damage arising out of the performance by Genaissance or its Affiliates of any activities under this Agreement; (c) claims brought by Third Parties against Sciona, its Affiliates or Permitted Sciona Partners in respect of the negligence, recklessness or intentional misconduct of Genaissance in connection with its activities under this Agreement, including the performance by Genaissance or its Affiliates of Genetic Tests pursuant to Sections 2.4 and 2.5; (d) any claims brought by Third Parties against Sciona or its Affiliates for bodily injury, death, property damage or infringement of intellectual property rights by the products, materials (other than genes, polymorphisms and other components of Genetic Tests that are specified by Sciona), tools, methodologies and technologies (x) provided by, or (y) selected and used by, Genaissance in performing any Collaboration Agreement or in providing services pursuant to any agreement entered into pursuant to Sections 2.4 and 2.5; or (e) a breach of any of the representations, warranties or covenants made hereunder by Genaissance.

9.3                               Limitation on Indemnity Obligations.  Neither Party nor its respective Affiliates, employees or agents shall be entitled to the indemnities set forth in Section 9.1 or Section 9.2 where the claim, loss, damage or expense for which indemnification is sought was caused by a grossly negligent or intentional act or omission by the other Party, its Affiliates, directors, officers, employees or authorized agents.

9.4                               Procedure.  If the Party being indemnified hereunder or its respective employees or agents (the “Indemnitee”) intends to claim indemnification under this Article 9, the Indemnitee shall promptly notify the other Party (the “Indemnitor”) of any loss, claim, damage, liability or action in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between such Indemnitee and any other Party represented by such counsel in such proceedings.  The indemnity agreement in this Article 9 shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably.  The failure to deliver notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such Indemnitor of any liability to the Indemnitee under this Article 9, but the omission so to deliver notice to the Indemnitor will not relieve it of any liability that it may have to any Indemnitee otherwise than under this Article 9.  The Indemnitee under this Article 9, its employees and agents, shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action, claim or liability covered by this indemnification.  The Indemnitor shall additionally be liable to pay the reasonable legal costs and attorneys’ fees incurred by the Indemnitee in establishing its claim for indemnity if such claim is upheld by a court of competent jurisdiction as successful or if such claim is settled or as otherwise agreed by the Parties.

9.5                               Insurance.  Each Party shall maintain insurance, including product liability insurance, with respect to its activities under this Agreement.  Such insurance shall be in such amounts and subject to such deductibles as the Parties may agree based upon standards prevailing in the industry at the time; provided, that, as of the First Commercial Sale of a Genetic Test, Sciona shall maintain a minimum of One Million Dollars ($1,000,000) in product liability insurance until the earlier of (a) closing of the first financing round of Sciona after the Effective Date or (b) June 30, 2004, by which date Sciona shall have obtained and shall thereafter maintain an amount of product liability insurance that is equal to Sciona’s projected Net Sales for each twelve (12) month period covered by the insurance policy, provided that Sciona shall not be required to maintain more than Ten Million Dollars ($10,000,000) in product liability insurance.

10.                               TERM AND TERMINATION

10.1                        Access Period.

(a)                                  Unless this Agreement is sooner terminated in accordance with the provisions of this Article 10, the “Access Period” shall mean the period that commences on the Effective Date and expires five (5) years from the Effective Date, subject to one (1) two-year extension on terms mutually agreeable to Sciona and Genaissance, including [**], which [**] shall be [**].  The Parties shall use reasonable endeavors to agree on the full and final terms of such extension.

(b)                                 Upon the expiration of the Access Period (or if earlier, termination of this Agreement), Sciona shall return to Genaissance or destroy all copies (including electronic copies) of the HAP Database and DecoGen Informatics System, including the deletion of all such copies from all computers on which such database or software has been installed or transmitted.  Notwithstanding termination or expiration of the Access Period, any license granted to Sciona pursuant to Section 2.1(b) shall survive the termination or expiration of the Access Period.

10.2                        Term of Agreement.  This Agreement shall become effective as of the Effective Date and except as otherwise provided in Sections 10.2 or 10.4, shall remain in effect until the later of:  (i) the expiration of all obligations to make payments set forth in Articles 4 and 5, and (ii) the expiration of all licenses and other rights granted in Article 2.

10.3                        Termination by Either Party.  This Agreement may be terminated immediately upon written notice to the other Party upon the occurrence of any of the following events:

(a)                                  the other Party commits a material breach of this Agreement (other than: (i) in respect of a failure by Sciona to make a payment pursuant to Section 5.2 or Section 5.3, in which event the right of Genaissance to terminate this Agreement is as set forth in Section 10.4(a); and (ii) in respect of a failure by Sciona to make any Minimum Annual Payment, in which event the right of Genaissance to terminate this Agreement is as set forth in Section 10.4(b)); and the breaching Party fails to remedy such breach within thirty (30) days after written notice thereof by the non-breaching Party; or

(b)                                 the other Party ceases to do business, or otherwise terminates its business operations; or

(c)                                  the other Party enters into and/or itself applies for, and/or calls meetings of members and/or creditors with a view to, one or more of a moratorium, administration, liquidation (of any kind, including provisional), or composition and/or arrangement (whether under deed or otherwise) with creditors, and/or have any of its property subjected to one or more of appointment of a receiver (of any kind), enforcement of security, distress, or execution of a judgment (in each case to include similar events under the laws of the applicable country); or

(d)                                 the other Party commits fraud or any unlawful act in connection with or affecting this Agreement.

10.4                        Termination by Genaissance.  In addition to Genaissance’s rights under Section 10.2, Genaissance may terminate this Agreement immediately upon written notice to Sciona upon the occurrence of any of the following events:

(a)                                  after sixty (60) days’ written notice from Genaissance of termination pursuant to this section 10.4(a), Sciona fails to make any undisputed payment due or owing pursuant to Section 5.2 or Section 5.3; or

(b)                                 Sciona fails to pay Genaissance at least fifty percent (50%) of the Minimum Annual Payments in each of two consecutive years and Genaissance is in compliance, in all material respects, with the terms and conditions of Section 2.1(a), provided, that if Genaissance exercises its rights to terminate pursuant to this clause 10.4(b), Genaissance shall offer to sell its Shares to the other shareholders of Sciona for £1 in aggregate for all such Shares pursuant to the terms of the articles of association of Sciona; or

(c)                                  after thirty (30) days’ written notice from Genaissance, Sciona fails to remedy any material breach of the Investment Agreement (save where the breach concerned is a breach of the warranty provisions set out in clause 7 and/or schedule 1, of the Investment Agreement, in which event Genaissance shall have no right to terminate this Agreement); or

(d)                                 Sciona and its Affiliates fail to obtain or achieve cumulative combined sales revenues and Third Party financing (equity or debt) of at least two million U.S. dollars ($2,000,000) within eighteen (18) months of the Effective Date; provided, that if Genaissance exercises its rights to terminate pursuant to this clause 10.4(d), Genaissance shall offer to sell its Shares to the other shareholders of Sciona for £1 in aggregate for all such Shares pursuant to the terms of the articles of association of Sciona.  For the avoidance of doubt, the amount of financing or sales revenues obtained by Sciona before the Effective Date shall not be applicable to this Section 10.4(d).

10.5                        Effect of Termination; Survival.

(a)                                  Termination of this Agreement for any reason or expiration of this Agreement shall be without prejudice to any rights or obligations that shall have accrued to the benefit of either Party prior to such termination or expiration, including Sciona’s obligation to pay Royalties, Service Fees and Minimum Annual Payments.  Such termination or expiration shall not relieve either Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.  The remedies set forth in this Article 10 are not exclusive and are without prejudice to any other rights conferred on the non-breaching Party by this Agreement and any other remedies available to it by law or in equity.

(b)                                 The following sections of this Agreement shall survive any termination or expiration of this Agreement: Section 3.3, 5.5 (in respect of matters, facts and circumstances arising only during the term of this Agreement), 5.7, 5.8, 6.1 and 10.5 and Articles 7, 9 (in respect of matters, facts and circumstances arising only during the term of this Agreement) and 11.

11.                               MISCELLANEOUS

11.1                        Force Majeure.  Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including fire, floods, embargoes, war, acts of war (whether war is declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority or the other Party; provided, however, that the Party so affected shall use reasonable commercial efforts to avoid or remove such causes of nonperformance, and shall continue performance hereunder with reasonable dispatch whenever such causes are removed.  Either Party shall provide the other Party with prompt written notice of any delay or failure to perform that occurs by reason of force majeure.  The Parties shall mutually seek a resolution of the delay or the failure to perform as noted above.

11.2                        Consequential Damages.  Neither Party shall be liable under this Agreement for special, incidental or consequential damages or for loss of profit or lost revenue, even if advised of the possibility of such damages.  NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, INCLUDING LOST PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES, EXCEPT AS A RESULT OF A MATERIAL BREACH OF THE CONFIDENTIALITY AND USE

OBLIGATIONS IN ARTICLE 7.  NOTHING IN THIS SECTION 11.2 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY.

11.3                        Assignment.  Neither this Agreement nor any of the rights or obligations hereunder may be assigned by either Party without the prior written consent of the other Party, such consent not to be unreasonably withheld.  Any purported assignment or transfer in violation of the preceding sentence shall be void.  Any permitted assignee or transferee shall assume all obligations of its assignor under this Agreement.  No assignment or transfer shall relieve either Party of responsibility for the performance of any accrued obligation that such Party then has hereunder.

11.4                        Severability.  In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of the relevant jurisdiction, the validity of the remaining provisions shall not be affected and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular provisions held to be unenforceable, provided that the Parties shall negotiate in good faith a modification of this Agreement with a view to revising this Agreement in a manner which reflects, as closely as is reasonably practicable, the commercial terms of this Agreement as originally signed.

11.5                        Notices.  Any consent, notice or report required or permitted to be given or made under this Agreement by one of the Parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other Party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

If to Genaissance:	Genaissance Pharmaceuticals, Inc.
Five Science Park
New Haven, Connecticut 06511
Attention: Chief Executive Officer
Telephone: (203) 773-1450
Facsimile: (203) 562-9377

If to Sciona:	Sciona Limited
25 Broadmarsh Business and Innovation Centre
Harts Farm Way
Havant Hampshire
P09 HIS
United Kingdom
Attention:
Telephone:
Facsimile:

11.6                        Applicable Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut, without giving effect to the choice of laws provisions thereof.

11.7                        Dispute Resolution.

(a)                                  The Parties hereby agree that they will attempt in good faith to resolve any controversy or claim arising out of or relating to this Agreement promptly by negotiations.  If a controversy or claim should arise hereunder, the matter shall be referred to an individual designated by the Chief Executive Officer (or the equivalent position) of Genaissance and an individual designated by the Chief Executive Officer (or the equivalent position) of Sciona (the “Representatives”).  If the matter has not been resolved within [**] days of the first meeting of the Representatives of the Parties (which period may be extended by mutual agreement) concerning such matter, subject to rights to injunctive relief and specific performance, and unless otherwise specifically provided for herein, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, will be settled as set forth in Section 11.7(b).

(b)                                 All disputes arising in connection with this Agreement shall be finally settled by binding arbitration conducted in New York, New York under the Commercial Arbitration Rules of the American Arbitration Association by a single arbitrator appointed in accordance with said Rules.  Notwithstanding the above, either Party has the right to bring suit in a court of competent jurisdiction against the other Party for (i) any breach of such other Party’s duties of confidentiality pursuant to Article 7 of this Agreement and (ii) any infringement of its own proprietary rights by the other Party.  Judgment upon the arbitrator’s award may be entered in any court of competent jurisdiction.  The award of the arbitrator may include compensatory damages against either Party, but under no circumstances will the arbitrator be authorized to, nor shall he, award punitive damages or multiple damages against either Party.  The Parties agree not to institute any litigation or proceedings against each other in connection with this Agreement except as provided in this Section 11.7.

11.8                        Publicity.  Except as required by law, Genaissance and Sciona each agree not to disclose the existence or any terms or conditions of this Agreement to any Third Party without consulting the other Party prior to such disclosure.  Notwithstanding the foregoing, Genaissance and Sciona agree that a press release will be issued promptly after execution of this Agreement in the form to be attached as Exhibit 11.8 and information contained in such press release can be used as a routine reference in the usual course of business to describe the terms of this transaction, and Genaissance and Sciona may disclose such information without consulting the other Party.  The Parties may thereafter from time to time mutually agree on revisions to material to be used as a routine reference, which revisions shall be submitted by one Party for the review and approval of the other Party at least ten (10) business days prior to the anticipated use or disclosure of the revised material, such approval not to be unreasonably withheld.

11.9                        Headings.  The captions to the several Articles and Sections hereof are not a part of this Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof.

11.10                 No Partnership.  It is expressly agreed that the relationship between Genaissance and Sciona shall not constitute a partnership, joint venture or agency.  Neither Genaissance nor Sciona nor their Affiliates shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party to do so.

11.11                 Exports.  The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls which are beyond the reasonable control of either Party.  Genaissance and Sciona agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any applicable export control laws or governmental regulations.  Genaissance and Sciona agree to obtain similar covenants from their Affiliates, licensees, sublicensees and contractors with respect to the subject matter of this Section.

11.12                 Waiver.  The waiver by either Party of a breach or default of any provision of this Agreement by the other Party shall not be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of either Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of any right, power or privilege by such Party.

11.13                 Entire Agreement.  This Agreement and the Investment Agreement constitute the entire agreement between the Parties with respect to its subject matter and supersedes all previous written or oral representations, agreements and understandings between the Parties, including the confidentiality agreement between the Parties dated February 1, 2002.  This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by both Parties hereto.

11.14                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[THE NEXT PAGE IS THE SIGNATURE PAGE]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of this Agreement.

GENAISSANCE PHARMACEUTICALS, INC.		SCIONA LIMITED

By	/s/ Kevin Rakin	By	/s/ Christopher J. Martin

Title	President & Chief Executive Officer	Title	Chief Executive Officer

Exhibit 1.7

1.                                       Description of the DecoGen® Informatics System

DecoGen® Browser Software

•                  Description:  The DecoGen Browser software allows a user to browse genes, polymorphism data and clinical data; perform association analysis; calculate linkage disequilibrium; view Haplotype phylogenies; create and save projects based on clinical cohorts.  The browser only operates on genes for which haplotypes have been built.  Statistical analyses are run using SAS.  The gene structure, polymorphisms and haplotypes must be in the HAP Database for each gene to be viewed.  DecoGen® DataManager software and gene structures are required to load customer-created polymorphisms or haplotypes.  Additional gene structures may be added to the HAP Database via purchase of additional software or custom services from Genaissance.

•                  Sciona provides:  Hardware for database server, file server and desktop clients; appropriate Oracle license, database administrator support for (DBA) for installation and data updates; a server and license for SAS.

DecoGen® DataManager Software

•                  Description:  The DecoGen DataManager software allows a user to browse genes and polymorphism data, in more detail than provided by the DecoGen Browser software, but does not include any clinical analysis tools.  DecoGen DataManager software requires that the gene structure, polymorphisms and genotypes be in the HAP Database for information on each gene to be viewed, but does not require the presence of haplotypes.  DecoGen DataManager software provides full access to the HAP Database Schema and has tools for importing a variety of data including polymorphisms, genotypes and haplotypes for any gene whose structure is in the HAP Database.  Polymorphism and other types of data in the HAP Database may also be exported using DecoGen DataManager.  This software does not include any clinical analysis tools.  Additional gene structures may be added to the HAP Database via purchase of additional software or custom services from Genaissance.

•                  Sciona provides: Hardware for database server, file server and desktop clients; appropriate Oracle license, database administrator support for (DBA) for installation and data updates.

2.               Technical Specifications for the HAP Database and DecoGen Informatics System

2.1                               HAP Database

Installation and Operating Requirements

The HAP™ Database is an Oracle database which requires the following minimum configuration:

2.1.1	Database Configuration
Software: Oracle [**] Edition.

2.1.2	Hardware Requirements
	Server:	[**]
	Memory:	[**] GB, depending on number of users.
	SWAP Space:	[**].
	CD_ROM Device:	[**]
	CPU:	[**]
	Tape device:	[**]

2.1.3	Disk Space Requirements:
	Oracle Software:	~ [**] GB ([**] Edition)
	Database:	[**].
[**]

2.1.4	Operating System Software Requirements
	Operating System:	[**].
[**].
[**].

2.2                               The DecoGen Informatics System

Cross-platform application, built on top of the HAP Database.  The client application resides on a shared drive and is invoked by running a batch initialization file from the client machine.

Installation and Operating Requirements

2.2.1                        DecoGen® Client

Minimum recommended client configuration:

•	CPU: [**];
•	Memory: [**];
•	Hard disk: [**];
•	Operating System: Window [**].
•	Java Runtime version: [**]

2.2.2                        SAS Server

•	SAS Software 8.2 release on NT or Windows 2000 server (Service Pack 2)
•	[**] memory
•	[**] Drives for OS and Data

2

•	[**]
•	CD-Rom
•	SAS Software 8.2 required components must include SAS/BASE, SAS/STAT, SAS/CONNECT, SAS/IntrNet, and SAS/Graph.

3

Exhibit 1.9

Third Party Licenses to HAP Technology

Strength License Agreement with AstraZeneca UK Limited, dated September 5, 2003

Technology and Database License Agreement with Millennium Pharmaceuticals, Inc., dated January 7, 2003

Research Collaboration and License Agreement with Bayer AG and Bayer Healthcare LLC, dated January 15, 2003

License Agreement with Wayne State University, dated March 11, 2003

Agreement with Pharmacia & Upjohn Company, dated December 13, 2002

Mednostics™ Collaboration and License Agreement with Biogen, Inc., dated January 31, 2002

HAP Focus Trial License Agreement with Biogen, Inc., dated December 21, 2001

HAP Focus Trial License Agreement with AstraZeneca, dated November 29, 2001

Agreement with Pfizer Inc., dated August 31, 2001, as amended May 16, 2002 and February 6, 2003

HAP2000 Agreement with Janssen Research Foundation, dated November 22, 2000, as amended November 22, 2002

Collaboration Agreement with Gene Logic, Inc., dated June 28, 2000

Exhibit 1.17

The HAPTM Database shall consist of Genaissance’s proprietary information and publicly available information.  The Genes selected for HAP™ Marker discovery include the vast array of drug targets such as receptors, signal transduction proteins, metabolizing enzymes and immunomodulators.  In addition, Genaissance currently adds annotations from publicly available databases, such as HGVBase and dbSNP.  An individual investigator can quickly relate Genaissance’s proprietary information to existing public domain data and place the information in a biological context that is useful for discovery and pharmacogenetic applications.

The current procedure for discovering HAPM Markers for a Gene is to sequence, from the Index Repository, ninety-three (93) individual samples of human genomic DNA, one sample of chimpanzee genomic DNA and one sample of gorilla genomic DNA.  The genomic regions of each Gene, which are targeted for sequencing, are as follows.

(i) “Exons” shall mean the genomic DNA segments of a Gene whose sequence information is translated into the protein product of that Gene.  The goal is to obtain sequence information for all Exons of a Gene.

(ii) “Exon/Intron Junction” shall mean the junctions between the Exons and the Introns in genomic DNA.  Beginning with the initiation codon at one end of a Gene and ending with the termination codon at the other end of a Gene, the goal is to obtain sequence information for each Exon/Intron Junction within this genomic region.

(iii) “Introns” shall mean the genomic DNA segments of a Gene, which are located between Exons.  Beginning with the initiation codon at one end of a Gene and ending with the termination codon at the other end of a Gene, the goal is to obtain a minimum of ten (10) to twenty (20) bases and a maximum of one hundred (100) bases of sequence information from the Exon/Intron Junction into the Intron for every Intron within this genomic region.

(iv) “Promoter” shall mean the genomic region that is immediately upstream of the transcription start site of the Gene.  The goal is to obtain sequence information for up to one (1) thousand bases of the Promoter.

(v) “Three-Prime Untranslated Region” shall mean the genomic region immediately downstream from the termination codon of a Gene.  The goal is to obtain sequence information for at least one hundred (100) bases of the Three-Prime Untranslated Region downstream of the termination codon.

Specific genomic sequence information is required to meet the goals outlined in (i) through (v) above.  If genomic sequence information is available for a majority of these regions, even if the available genomic sequence information is not sufficient to meet all of the goals in (i) through (v) above, a Gene will still be queued for HAP Marker discovery.

Once a Gene is completely sequenced, HAP Markers will be constructed for that Gene and placed into the HAP Database.  A Gene shall be considered completely sequenced if [**] is obtained for at least [**] percent ([**]%) [**] targeted for [**].  A [**] targeted for [**] within a [**] shall be considered completely sequenced if [**] is obtained for at least [**] from the [**].

If a [**] targeted for [**], each of the [**] will be [**].  However, the presence of runs of guanine and cytosine, secondary structure or errors in publicly available sequence information may prevent the generation of sufficient sequence information for that Gene to be considered completely sequenced.  Thus, if the [**] meet the [**] after the [**], HAP Markers [**] Gene and [**] the HAP Database, with an [**] the Gene [**].

Genaissance shall use commercially reasonable efforts to incorporate into the HAP Database other information about Genes, including: (i) genomic structure; (ii) cDNA and protein sequences; (iii) publicly available polymorphisms and haplotypes from high through-put databases such as dbSNP; and (iv) location of these publicly available polymorphisms within the genomic structure and also in the messenger RNA if these polymorphisms cause coding changes.

2

Schedule 2.4

Third Party Arrangements for Genetic Tests

None

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